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EXHIBIT 99.1

Crown Media Holdings Announces 27% Increase in Revenues
for Third Quarter 2003

        GREENWOOD VILLAGE, Colo.—November 6, 2003—Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and nine months ended September 30, 2003.

Operating Highlights for the Quarter

  •
  Crown Media's net revenue in the third quarter of 2003 increased 27% to $51.0 million, from $40.1 million in the prior year's third quarter. Advertising revenues for the quarter totaled $20.8 million, an increase of 15% from the third quarter of 2002. For the nine months ended September 30, 2003, revenues increased 16% to $138.4 million, from $118.9 million for the prior year period. Year-to-date advertising revenues increased 30% to $66.8 million, from $51.6 million in the first nine months of 2002.

  •
  Hallmark Channel subscribers increased 16% to 111.2 million worldwide as of September 30, 2003, from 95.7 million subscribers as of September 30, 2002. The channel ended the quarter with 54.6 million subscribers in the United States and 56.6 million international subscribers across 122 countries. Subscribers to our domestic channel increased 15%, and subscribers to our international channels increased 17% over the third quarter 2002.

  •
  The U.S. channel continued to expand its reach in the third quarter with new launches in Phoenix, Arizona; Cleveland and Columbus, Ohio; and several markets in Hawaii. Since the beginning of 2003, the channel has added 1.4 million new subscribers on Time Warner systems alone. With the recent announcement of an affiliation agreement with Comcast, the U.S. channel now has a long-term agreement with every major cable and satellite distributor in the U.S., accounting for nearly 95% of domestic cable and satellite TV homes.

  •
  For the quarter ended September 30, 2003, the U.S. channel posted its fifth consecutive quarter of record ratings in household delivery. Hallmark Channel U.S. again ranked number one in year-to-year growth in total day household delivery among the 50 ad-supported cable networks. The channel more than doubled its year-to-year delivery of households in total day and tied its all time high household rating in both total day and prime time for the third quarter of 2003 as compared to 2002. In addition, the channel hit new highs in the third quarter and the month of September in the delivery to adults 18-49 and adults 25-54 in total day. As a result, Hallmark Channel ranks twelfth at the end of September in total day among ad-supported cable networks, tied with 9 other channels.

  •
  Original programming and the addition of several classic series in the U.S. drove these ratings successes and expanded the demographics of the viewing audience. August featured the "Sweet Days of Summer" month, with family movies such as The Parent Trap and Return to Snowy River, delivering ratings of 1.0 or higher, and scoring year-to-year increases of 63% for kids 2-11 and 88% for teens 12-17. M*A*S*H joined Hallmark Channel's line-up in two separate time periods, with episodes delivering as high as a 1.2 household rating. Matlock was added to the "Mystery Sunday" programming block, with episodes generating as high as a 1.4 household delivery. The Matlock marathon combined with the Hallmark Entertainment original movie Mystery Woman to generate Hallmark Channel's highest rated day ever with a 1.0 total day household delivery. Little House on the Prairie was added to the early evening schedule, with episodes delivering as high as 1.4 household ratings. September also saw the debut of the second season of Adoption, the award-winning reality series hosted by Jane Seymour.

  •
  International markets continued to sustain their positive momentum for 2003. The UK Channel delivered its highest ratings to date for the third quarter and September, with a 50% increase in ratings for September 2003 as compared to the prior year. The UK channel was the fourth most-watched channel among women and fifth among all adults. Hallmark Channel has moved up in its top ten ranking at the end of September in several other countries, including Poland, South Africa and the Czech Republic.

  •
  During the third quarter, the Company placed a $400 million senior unsecured note with a subsidiary of Hallmark Cards. The financing enabled Crown Media to simplify its capitalization structure, improve its liquidity and reduce its interest costs.

        "We are very pleased to be able to deliver another consecutive quarter of record increases in distribution, ratings and revenues," stated David Evans, President and CEO. "Our new affiliation agreement with Comcast paves the way for continued expansion in distribution in the U.S. We have added some very exciting programming to our schedule, and have a slate of compelling original movies ready to air for the holidays in connection with a major promotion with Hallmark. Our ratings and distribution success have combined to generate a 40% increase in domestic advertising revenues for the quarter. Sales of our library product met our expectations this quarter, and we are confident in our ability to achieve positive EBITDA in the fourth quarter of this year. The results for this quarter and the past two years demonstrate our ability to meet our goal of steadily building Hallmark Channel into a valued network delivering family entertainment programming."

Financial Results

        Historical financial information is provided in tables at the end of this release.

Operating Results

        Crown Media reported net revenue of $51.0 million for the third quarter of 2003, a 27% increase from $40.1 million for the third quarter of 2002. Subscriber fee revenue in the third quarter increased 4% to $17.5 million, from $16.9 million in the prior year's quarter, as a result of increased distribution of our channel internationally. Advertising revenue increased 15% to $20.8 million during the quarter, from $18.2 million in the third quarter of 2002, reflecting increased distribution, an enhanced programming schedule, higher ratings for our channels and higher advertising rates, specifically in our domestic market and the United Kingdom. Licensing fees for our library increased to $12.6 million during the quarter, from $5.0 million in the prior year's quarter, due to increased sales and the timing of license period start dates.

        Crown Media reported net revenue of $138.4 million for the nine months ended September 30, 2003, a 16% increase from $118.9 million in 2002. Subscriber fee revenue in the nine months decreased 1% to $51.4 million, from $51.8 million in the prior year's period, as a result primarily of increased marketing support costs associated with amendments to domestic long-term distribution agreements and reduced subscriber fee rates, partially offset by increased distribution of our channel internationally. Advertising revenue increased 30% to $66.8 million during the nine months ended September 30, 2003, from $51.6 million in the same period of 2002. Licensing fees for our library increased to $20.0 million during the nine months ended September 30, 2003, from $15.5 million in the prior year's period.

        For the third quarter of 2003, total cost of services increased to $60.5 million from $50.4 million during the same quarter of 2002. Within cost of services, programming expenses increased 27% quarter over quarter to $29.7 million. In September 2003, we added three series to our domestic programming schedule, M*A*S*H, Matlock, and Little House on the Prairie. For the three months ended September 30, 2003, amortization of film assets increased to $11.4 million from $7.0 million during the same quarter of 2002 primarily due to higher sales. We also expanded distribution and entered into amended agreements in the U.S. in 2002, which called for an increase in subscriber acquisition fees. The resulting expense related to these fees was $6.5 million in 2003 versus $5.3 million in 2002. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, decreased 13% from $13.6 million to $11.7 million for the third quarter of 2003, as a result of lower salary, benefit, satellite and transponder expenses resulting from our 2002 reorganization. Selling, general and administrative expenses increased to $17.7 million for the three months ended September 30, 2003, from $14.0 million in the year earlier period primarily due to the recognition of expense related to the Company's restricted stock units. Marketing expenses decreased to $3.5 million for the three months ended September 30, 2003, from $8.7 million in the year earlier period primarily due to more efficient media buys and timing of promotions for our domestic channel in 2003 as compared to 2002. Crown Media expects marketing expenses will increase during the fourth quarter of 2003 due to the upcoming holiday campaign, Hollywood Holiday Sweepstakes, with Hallmark Cards.

        For the nine months ended September 30, 2003, total cost of services increased to $158.7 million from $150.5 million during the same period of 2002. Within cost of services, programming expenses increased 11% period over period to $77.2 million. For the nine months ended September 30, 2003, amortization of film assets increased to $25.0 million from $19.8 million during the same period of 2002. Subscriber acquisition fee expense was $19.1 million in 2003 versus $14.8 million in 2002. Operating costs, which include playback, dubbing and subtitling, transponder and interstitial expenses, decreased 22% from $43.1 million to $33.8 million during the nine months ended September 30, 2003. Selling, general and administrative expenses increased to $44.2 million for the nine months ended September 30, 2003, from $43.0 million in the year earlier period. These increases resulted from the increase in compensation expense related to the Company's restricted stock units and were partially offset by a reduction in salary, benefit, consulting and travel expenses. Marketing expenses decreased to $17.6 million for the nine months ended September 30, 2003, from $29.0 million in the year earlier period.

        The loss before interest, taxes, depreciation, and amortization including subscriber acquisition fee expense ("EBITDA") totaled $33.2 million for the third quarter of 2003, compared to an EBITDA loss of $17.6 million for the same period last year. Cash used in operating activities totaled $31.2 million for the third quarter of 2003 compared to $24.7 million for the same period last year. The net loss for the three month period ended September 30, 2003, totaled $72.7 million, or $0.70 per share, compared to $43.5 million, or $0.42 per share, in the third quarter of 2002. The third quarter 2003 EBITDA loss and net loss includes a $39.8 million loss from extinguishment of our trust preferred securities and a $16.3 million gain from the cumulative effect of a change in accounting principle due to the adoption of SFAS No. 150.

        The loss before interest, taxes, depreciation, and amortization including subscriber acquisition fee expense totaled $53.1 million for the nine months ended September 30, 2003, compared to an EBITDA loss of $59.8 million for the same period last year. Cash used in operating activities totaled $104.6 million for the nine months ended September 30, 2003, compared to $119.1 million for the same period last year. The net loss for the nine month period ended September 30, 2003, totaled $168.8 million, or $1.62 per share, compared to $143.6 million, or $1.38 per share, in the same period last year. The nine month EBITDA loss and net loss includes a $39.8 million loss from extinguishment of our trust preferred securities and a $16.3 million gain from the cumulative effect of a change in accounting principle due to the adoption of SFAS No. 150.

Conference Call and Webcast to be Held November 6 at 11:00 a.m. ET

        Crown Media Holdings' management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the third quarter 2003 results. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations section of the Company's web site at www.hallmarkchannel.com or by dialing (888) 482-0024 (Domestic) or (617) 801-9702 (International) and requesting the "Third Quarter Earnings" call. For those listeners accessing the call through the Company's website, please register and download audio software at the site at least 15 minutes prior to the start time. The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, November 6, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 55892009.

About Crown Media Holdings

        Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes the Hallmark Channel in the U.S. and more than 120 countries. The combined channels have over 110 million subscribers worldwide. Significant investors in Crown Media Holdings include: Hallmark Entertainment Investments Co.; Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and Hughes Electronics Corporation.

Forward-looking Statements

        Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; costs domestically to expand the distribution of our channel; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-Q Report for the three and six months ended June 30, 2003. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of EBITDA

        Crown Media evaluates operating performance based on several factors, including EBITDA. Crown Media considers EBITDA an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. We believe it is common practice in our industry for investment bankers and other investors to use various multiples of current or projected EBITDA for purposes of estimating current or prospective enterprise value and as one of many measures of performance. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. Our EBITDA calculation eliminates the amount of non-cash depreciation of tangible assets, amortization of film assets (but not amortization of program license fees) and subscriber acquisition fees, interest expense and accretion and income taxes. However, EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

        EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA and believe presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses.

For additional information, please contact:

Mindy Tucker
914.725.8128
mindytucker@hallmarkchannel.com

Crown Media Holdings, Inc.
Selected Unaudited Third Quarter Financial Information
($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Subscriber fees	$17,543	$16,916	$51,433	$51,784
Advertising	20,468	16,649	65,798	47,362
Advertising from Hallmark Cards	347	1,511	1,047	4,221
Film asset license fees	12,606	5,034	20,010	15,485
Other	22	23	79	57

Net revenues	50,986	40,133	138,367	118,909
Cost of services:
Affiliate programming	10,010	9,881	28,734	29,643
Non-affiliate programming	19,717	13,469	48,510	39,693
Amortization of film assets	11,371	7,042	24,957	19,757
Subscriber acquisition fee expense	6,468	5,280	19,074	14,792
Depreciation and amortization	1,185	1,185	3,556	3,557
Operating costs	11,736	13,564	33,819	43,094

Total cost of services	60,487	50,421	158,650	150,536
Selling, gen. & admin. expenses	17,743	14,035	44,193	43,016
Marketing expenses	3,474	8,657	17,645	29,020
Depreciation and amortization	2,548	2,523	7,619	7,164

Loss from operations	$(33,266)	$(35,503)	$(89,740)	$(110,827)

Net loss	$(72,717)	$(43,507)	$(168,804)	$(143,564)

Net loss per share	$(0.70)	$(0.42)	$(1.62)	$(1.38)

Weighted avg. shares outstanding	104,473	104,341	104,468	104,231

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheet Data
(In thousands)

	As of September 30, 2003	As of December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,123	$335
Accounts receivable, less allowance for doubtful accounts of $8,681 and $7,516, respectively	48,611	41,629
Program license fees—affiliates, net of accumulated amortization	23,510	12,632
Program license fees—non-affiliates, net of accumulated amortization	71,045	46,557
Subtitling and dubbing, net of accumulated amortization	2,660	3,265
Receivable from affiliate	7,977	—
Prepaids and other assets	10,894	12,837

Total current assets	167,820	117,255
Restricted cash	340	340
Program license fees—affiliates, net of current portion	32,434	37,318
Program license fees—non-affiliates, net of current portion	121,168	51,470
Subtitling and dubbing, net of current portion	1,324	1,051
Film assets, net of accumulated amortization	764,313	786,826
Subscriber acquisition fees, net of accumulated amortization	118,328	140,265
Property and equipment, net of accumulated depreciation	30,275	35,612
Goodwill	314,033	314,033
Debt issuance costs, net of accumulated amortization	6,882	6,309
Prepaids and other assets, net of current portion	1,310	1,783

Total assets	$1,558,227	$1,492,262

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable and accrued liabilities	$38,485	$47,425
Subscriber acquisition fees payable	14,798	45,930
License fees payable to affiliates	33,972	8,104
License fees payable to non-affiliates	77,659	50,652
Payables to affiliates	7,445	6,680
Interest payable to HC Crown	1,858	10
Credit facility and other interest payable	441	871
Capital lease obligation	1,526	1,433
Deferred film asset license fees	2,659	599

Total current liabilities	178,843	161,704
Accrued liabilities, net of current portion	23,434	31,385
Subscriber acquisition fees payable, net of current portion	1,500	2,624
License fees payable to affiliates, net of current portion	60,229	60,229
License fees payable to non-affiliates, net of current portion	100,844	39,206
Demand note payable to HC Crown	75,000	5,000
Senior unsecured note to HC Crown, including accretion	406,833	—
Payable to Hallmark Entertainment Holdings, Inc.	52,052	52,052
Payable to Hallmark Entertainment, Inc.	47,948	47,948
Credit facility	263,750	320,000
Capital lease obligation, net of current portion	8,133	9,290
Redeemable preferred interest	8,536	—

Convertible debt	—	47,916
Derivative liability	—	762

Total liabilities	1,227,102	778,116
COMMITMENTS AND CONTINGENCIES
GUARANTEED PREFERRED BENEFICIAL INTEREST IN CROWN MEDIA TRUST'S DEBENTURES	—	221,551
REDEEMABLE PREFERRED INTEREST	—	25,000
STOCKHOLDERS' EQUITY:
Class A common stock, $.01 par value; 200,000,000 shares authorized; 73,863,037 and 73,794,606 shares issued and outstanding as of September 30, 2003 and December 31, 2002	739	738
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of September 30, 2003 and December 31, 2002	307	307
Paid-in capital	1,291,480	1,259,242
Accumulated other comprehensive income	742	647
Accumulated deficit	(962,143)	(793,339)

Total stockholders' equity	331,125	467,595

Total liabilities and stockholders' equity	$1,558,227	$1,492,262

Crown Media Holdings, Inc.
Selected Unaudited Third Quarter Financial Information
($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net loss	$(72,717)	$(43,507)	$(168,804)	$(143,564)
Amortization of film assets	11,371	7,042	24,957	19,757
Subscriber acquisition fee expense	8,460	7,188	23,968	20,539
Depreciation and amortization	3,733	3,708	11,175	10,721
Guaranteed Preferred Beneficial Interest Expense	—	2,987	23,218	14,765
Interest expense and accretion	15,374	4,547	30,230	16,310
Income tax provision	593	470	2,132	1,662

Earnings before interest, taxes, depreciation and amortization	$(33,186)	$(17,565)	$(53,124)	$(59,810)

Loss on extinguishment of debt	39,812		39,812
Cumulative effect of change in accounting principle	(16,328)		(16,328)
Restricted stock unit and stock option compensation	3,044	4	3,367	16
Programming, subtitling and dubbing amortization	29,505	25,442	77,764	71,238
Provision for allowance for doubtful account	980	(352)	2,546	2,958
Changes in operating assets and liabilities:
Additions to program license fees	(112,016)	(60,098)	(177,829)	(119,426)
Additions to subscriber acquisition fees	(807)	(2,655)	(2,031)	(8,503)
Decrease in subscriber acquisition fees payable	(9,231)	(1,103)	(32,255)	(15,720)
Interest paid	(4,906)	(4,265)	(15,022)	(13,837)
Income taxes paid	(593)	(470)	(2,132)	(1,662)
Changes in other operating assets and liabilities, net of adjustments above	72,544	36,374	70,603	25,625

Operating cash flow	$(31,182)	$(24,688)	$(104,629)	$(119,121)

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  EXHIBIT 99.1